Exhibit 10.5

[Translation of Chinese original]

Asset Transfer Agreement

This agreement is entered into by the following parties on August 5, 2006 in Beijing, the People’s Republic of China (“PRC” or “China”):

Party A:	Novel-Tongfang Information Engineering Co., Ltd., a limited liability company duly incorporated and validly existing under the PRC laws, whose registered office is at 1F, Shishan Software Science & Technology Venture Center Tower A, 1/F, Nanhai District, Foshan, Guangdong and its legal representative is Jianming Xiao (“Party A”); and

Party B:	Beijing Novel-Tongfang Digital TV Technology Co., Ltd, a limited liability company legally incorporated and validly existing under the PRC laws, whose registered office is at Jingmeng Hi-Tech Building B, Room 402, No.5, Shangdi East Road, Haidian District, Beijing and its legal representative is Jianhua Zhu (“Party B”).

Whereas:

(1)	Party A, based on the broadcast and television industry, is mainly engaged in digital audio/video and data services, and legally holds the ownership of the Relevant Businesses (defined herein) and Relevant Properties (defined herein) of its terminal-end products division;

(2)	Party B, who shall engage in business development of digital TV, desires to accept the Relevant Properties from Party A, while Party A desires to transfer the Relevant Properties to Party B;

NOW THEREFORE, through friendly consultations, both Parties hereto come to agreement as follows in respect of the Asset Transfer:

1.	Definitions

Following explanations on definitions and implications of words and names in this Agreement shall prevail unless set forth otherwise herein:

1.1	Relevant Ownership means the Relevant Businesses and Relevant Properties and all rights and interests related to such businesses and assets.

1.2	Relevant Businesses means the digital TV terminal-end product business being operated by Party A and which Party A agrees to transfer to Party B, including the implementation of all business contracts listed in Annex 1.

1.3	Relevant Properties means all the assets and liabilities relating to the Relevant Businesses being operated by Party A (including tangible assets, intellectual properties and current liabilities etc.). The Relevant Properties as of July 31, 2006 are listed in the Balance Sheet in Annex 2 hereto. The intangible assets are listed in Annex 3 hereto. The final Relevant Properties shall be determined by an appraisal report prepared by an independent appraiser employed by Party A and such appraisal report shall be confirmed by Party B (the “Appraisal Report”).

1.4	Technical Materials mean all the materials for any science, technology and products related to the Relevant Business, including any technical data, drawings, manuals, handbooks, designs, calculations, operation and maintenance guidelines, products inspection standards and any other materials necessary for normal operations of the Relevant Businesses.

1.5	Commercial Information means all the market information (whether material or immaterial) related to the Relevant Businesses to be transferred by Party A to Party B on the Closing Day, including but not limited to all information and documentations recorded in written form, computer software or hardware, or any other forms, such as customers lists, price information, marketing channels for products, business records, financial and accounting records, operating records, statistical data, instruction, manuals, maintenance handbooks and training handbooks.

1.6	Relevant Employees means all the staff related to the Relevant Businesses. Party A’s Relevant Employees as of July 31, 2006 are listed in Annex 4 hereto. Both Parties acknowledge and agree that the Relevant Employees shall be finally determined by a definitive list provided by Party A on the Closing Day, (such list shall reflect any actual changes that occurred during the period from July 31, 2006 to the Closing Day).

1.7	Business Day means any weekday except any national holiday in China.

1.8	Effective Day means the date when this agreement comes to effect, which is the date as set forth in Article 11.1 hereof.

1.9	Closing: means the whole process of Party B receiving the Relevant Properties.

1.10	Closing Day means the day when the Parties hereto have met the following conditions: (a) Party A has delivered to Party B the Relevant Properties (including but not limited to the fixed assets and intellectual properties); and (b) the Relevant Employees have terminated their employment contracts with Party A and have entered into labor contract with Party B.

1.11	Third Party means any individual, legal person, company, enterprise, government agency or other commercial entity other than Party A and Party B.

1.12	PRC law means any laws and regulations, or any rules, orders, notices, measures and any regulatory documents in other forms issued by the Chinese government or its agencies and effective before the Effective Day hereof (including the Effective Day) within China.

1.13	China means the People’s Republic of China, excluding, for the purpose hereof, Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

1.14	Affiliate means, in respect of any company/enterprise, an entity controlling or controlled by such company/enterprise or under common control by a Third Party. “Control” means directly or indirectly having powers to direct or cause others to direct the management or policies of a company/enterprise (whether by holding such company/enterprise’s equity or voting shares or by contracts or otherwise).

2.	Transfer of the Relevant Properties

2.1	Party A agrees to transfer the Relevant Properties to Party B pursuant to the terms and conditions hereof; and Party B agrees to accept the transfer of the Relevant Properties from Party A pursuant to the terms and conditions hereof.

2.2	Party B shall, at Party B’s request, execute all the necessary documents, statements and orders, take all the necessary actions and complete all the necessary registrations and other procedures in order to facilitate Party B to receive the Relevant Properties and obtain all of Party B’s rights and interests hereunder.

2.3	The Relevant Properties transferred from Party A to Party B as of the Closing Day shall be free of any pledges, mortgages or third party rights, and are not the subject of seizure, sale or other disputes. From the Closing Day and onwards, Party B shall enjoy and bear all the Relevant Ownership and other relevant rights, interests, proceeds and obligations in connection with the Relevant Businesses and the Relevant Properties while Party A shall be free of them.

Both Parties agree that all the rights, interests, proceeds and obligations in connection with the Relevant Businesses and the Relevant Properties shall be held or assumed by Party B after the reference date determined by the Appraisal Report or any other date agree upon by both Parties, and shall be transferred to Party B by the Closing Day.

2.4	Party A shall transfer the Relevant Properties to Party B within two months after the Effective Day, unless both Parties agree otherwise:

(1)	Party A shall deliver the Relevant Properties to Party B on the locations of the Relevant Properties, and shall complete all legal procedures including any approvals, permits, registrations and title transfers necessary for delivering the Relevant Properties (including transfer registrations for intangible assets such as patents and software copyrights, provided, however, that the time limit for transfer registrations for patents, software copyrights and other intangible assets may be reasonably extended due to the time required for obtaining approvals or registrations from government agencies. Under such circumstances, the two-month limit hereunder shall not apply, provided, however, that the time limit shall not exceed six months after the Effective Day that and Party A shall use its best efforts to complete such transfer registrations as soon as possible).

(2)	Party A shall make a one-time complete delivery to Party B of all the Commercial Information and Technical Materials held by Party A in connection with the Relevant Businesses and Relevant Properties.

(3)	Party A shall assist Party B to obtain all approvals, permits or authorizations necessary for the operation of the Relevant Businesses.

2.5	If Party A has purchased insurance policies (of any kind) for the Relevant Properties and such policies are in effect as of the Closing Day, Party A shall change the insured and beneficiaries under such insurance policies to Party B within five Business Days after the Closing Day.

2.6	Party A shall terminate the employment with the Relevant Employees within 60 business Days after the Effective Day, and arrange such Relevant Employees to enter into new labor contracts with Party B. Such new contracts shall not be substantially different from prior contracts.

2.7	In the event that any intangible assets among the Relevant Properties (including but not limited to any patents and software copyrights) have not been properly registered under Party A’s name by the Effective Day, Party B may register them directly.

2.8	In the event that Party B fails to acquire certain Relevant Properties or that Party B fails to properly develop any Relevant Businesses after the Closing Day due to reasons that are not attributable to Party B or that Party A continues to operate the same businesses as any Relevant Businesses (other than performing any Outstanding Business Contracts under 2.4(3) hereof), Party B shall have the right to terminate this Agreement and request Party A to bear the responsibilities for indemnifications unless both Parties agree otherwise and make other arrangements satisfactory to both Parties.

3.	Transfer Price and Payment Method

3.1	Both Parties agree that the transfer price of Relevant Properties (the “Transfer Price”) shall be RMB 29,440,000. In the event that such Transfer Price is higher than (i) eight times the audited 2006 actual net profit of the Terminal-end Products Division or (ii) six times the audited 2007 actual net profit of the Terminal-end Products Division, the final Transfer Price shall be adjusted to the lesser of (i) and (ii). The remaining balance shall be returned in cash from Party A to Party B within 15 days after the issuance of the relevant audit report. The aforesaid audited actual net profit shall be based on the US GAAP and the applicable accounting standards of the jurisdiction where the board of directors of China Digital TV Technology Co., Ltd. approves as the location for listing, and such audit shall be conducted by one of the Big Four Accounting Firms. The 2006 and 2007 audit reports shall be completed within 120 days after the year end, respectively.

3.2	Both Parties agree that Party B shall pay the Transfer Price to Party A within ten days after the Effective Day.

4.	Other Agreements

4.1	Party A hereby warrants that upon and after the Effective Day, Party A and its Affiliates (excluding China Digital TV Technology Co., Ltd. and its direct or indirect affiliates) shall not engage in or participate in, within or outside China, any businesses directly or indirectly competing in any way with any of Party B’s businesses related to the transferred Relevant Businesses.

4.2	Without Party B’s written consent, Party A and its Affiliates shall not disclose any data or information related to this Agreement to any persons or entities, unless required by applicable laws and regulations or requested by government agencies or judicial authorities.

5.	Representations, Warranties and Covenants

5.1	Party A hereby makes its representations, warranties and covenants to Party B as follows:

(1)	Party A is an enterprise duly incorporated and validly existing under the PRC laws, and has all necessary rights, powers and capacities to execute and perform all obligations and responsibilities hereunder. Once executed, this agreement shall be legally and effectively binding on Party A;

(2)	Party A has obtained all the authorizations, approvals and qualifications necessary for the operation of the Relevant Businesses;

(3)	Party A has legally entered into and performed labor contracts with the Relevant Employees, and there are no existing disputes over such contracts;

(4)

Party A has lawful and full ownership of the Relevant Properties, and is entitled to execute this Agreement, transfer the Relevant Properties and perform all the provisions hereunder. Party A has no debt on the Relevant Properties. The Relevant Properties and their related rights and interests are not restricted by any mortgages, pledges or Third Party’s rights and claims. Party B shall legally have all the owner’s rights of the Relevant Properties by the Closing Day, including but not limited to the legal rights to possess, use, transfer or depose the Relevant Properties. The Relevant Properties shall not be confiscated or detained, or subject to encumbrances such as mortgage, pledge, security interest of other forms. The Relevant Properties shall include all the assets, technologies, licenses and intellectual properties necessary for operating the Relevant Properties;

(5)	Party warrants that Party A’s exercise of any rights of the Relevant Properties has not infringed on any Third Party’s patents, copyrights, trademarks or other intellectual properties, and there have been no claims by any Third Party to such rights. Upon and after the Closing Day, Party B’s exercise of the rights of the Relevant Properties shall not infringe on any Third Party’s patents, copyrights, trademarks and other intellectual properties;

(6)	Party A has not entered into any agreements, arrangements or commitments that can or may cause the Relevant Properties subject to any Third Party’s mortgages, pledges or other rights and/or interests upon or after the Closing Day;

(7)	Party A is not aware of any Third Party exercising or threatening to exercise any rights that have adverse effects on the Relevant Properties, nor is aware of any direct or indirect disputes, lawsuits or arbitrations related to the Relevant Properties. In respect of the Relevant Properties, Party A has not been investigated or claimed against in any administrative proceedings, or by any government agencies or authorities;

(8)	Party A has made all disclosures to Party B on the information necessary for Party B to duly exercise the rights of the Relevant Properties and for Party B operating the Relevant Businesses after the Closing Day. Party A has not withheld any information of which the disclosure may have impact on the execution of this Agreement;

(9)	All the assets among the Relevant Properties that are required to be insured by the PRC law or the common practice of the industry have been insured as of the Effective Day, and such insurance policies remain effective by the Effective Day. No circumstances have occurred by the Effective Day that may lead any policyholders or beneficiaries to make a claim against such insurance policies or may lead to a necessary notice to any insurer;

(10)	Party A periodically carries out proper maintenance so as to ensure good operating conditions of the Relevant Properties;

(11)	Party A operates the Relevant Properties and the Relevant Businesses only under its own name and does need to pay any license fee or other similar charges. Party A has obtained all the approvals and licenses from the government, other agencies or Third Parties necessary for operating the Relevant Properties and the Relevant Businesses, and such approvals and licenses are in effect by the Effective Day. Party A has not violated such approvals or licenses (including violating any documents or materials required to be presented or be reported when applying for such approvals or licenses). To Party A’s best knowledge after due inquiries, there have been no circumstances that have caused any cancellation, modification or required renew (if renewable) of such approvals or licenses;

(12)	In respect of the Relevant Businesses and the Relevant Properties, Party A has not produced, sold or provided any products or services that are in violation against any applicable laws or regulations or national or industry standards, or are defective or dangerous, or are in conflict with its representations, warranties or covenants (whether expressed or implied);

(13)	Other than its normal business operations, Party A has not disclosed or agreed to disclose or authorized to disclose any customers list, commercial know-how or other information or data in connection with the Relevant Businesses and the Relevant Properties, unless set forth otherwise elsewhere herein. Any disclosure of any above-mentioned data shall be completely and properly recorded in written form or other appropriate forms. Any of such records shall not be incorrect, incomplete and inappropriate in any aspect;

(14)	All the records, documentations or other approvals, permits files or other evidences of rights relating to the Relevant Properties and the Relevant Businesses and all other records and documents required in performing the rights shall be complete and independently controlled by Party A;

(15)	The coverage of the Relevant Properties contracts, the Businesses Contracts and Relevant Employees lists set forth in the Annexes hereto are complete; the Relevant Properties and Relevant Employees are the complete assets and employees necessary for Party A operating the Relevant Businesses and for Party B operating the Relevant Businesses after the Closing Day; and such Relevant Properties, Businesses Contracts and Relevant Employees are all relevant to the Relevant Businesses;

(16)	The aforesaid representations, warranties and covenants are correct and are not misleading in all aspects, and will continue to be in effect after the Effective Day. All the representations, warranties and covenants shall be separate and independent, and shall not be affected by any other provisions hereof unless set forth otherwise elsewhere herein. If Party A becomes aware before the Closing Day of anything inconsistent with the aforesaid representations, warranties and covenants or anything causing them to be untrue or misleading, Party A shall promptly make complete and entire disclosures to Party B; and

(17)	Party A confirms that Party B relies on the above-mentioned representations, warranties and covenants to execute this Agreement. In the event that Party B finds any above-mentioned representations, warranties or covenants inaccurate or misleading, Party B shall have the right to terminate or cancel this Agreement, and Party A shall bear all the liability for any losses caused to Party B.

5.2	Party B hereby makes the following representations, warranties and covenants to Party A:

(1)	Party B is an enterprise duly incorporated and validly existing under the PRC laws;

(2)	Party B has adequate powers to accept the aforesaid assets transfer of this Agreement, and has obtained all legal authorizations needed to execute and implement this Agreement; and

(3)	Party B pays the transfer price to Party A pursuant to this Agreement.

6.	Expenses

6.1	Both Parties agree to bear their own expenses of negotiating, preparing, executing and implementing this Agreement in order to transfer and be transferred the transferred assets.

6.2	Without prejudice to Article 6.1 hereof, all taxes and expenses related to the signature and implementation hereof shall be borne or dealt with in accordance withto the applicable laws.

7.	Liability for Breach of Contract

7.1	If any Party hereto has any of the following situations, it constitutes a breach of this Agreement:

(1)	Violates any obligation hereunder;

(2)	Violates any undertaking hereunder; or

(3)	Its representations and warranties hereunder are not factually correct or misleading (whether they are made in good faith or bad faith).

7.2	If there are the aforesaid situations, the non-breaching party has the right to request the defaulting party to rectify the breach within thirty Business Days; if the defaulting party fails to rectify the breach in the time limit, the non-breaching party has the right to terminate this Agreement.

7.3	Both Parties warrant to each other, whether the agreement is terminated or not, without prejudice to the rights of compensation for damage enjoyed by one party, the defaulting party shall upon the request of the observant party compensate the non-breaching party the following:

(1)	A certain amount, to make good the non-breaching party’s losses as if the defaulting party did not breach this Agreement;

(2)	For the non-breaching party’s direct or indirect losses resulting from the breach of the defaulting party (including but not limited to reasonable litigation fees, arbitration fees and attorney’s fees paid by the non-breaching party thus).

7.4	Any Party who fails to exercise or delays in exercising its rights hereunder shall not be deemed to waive such rights, and the exercise of such rights in part shall not preclude its exercise in full in the future.

8.	Force Majeure

8.1	“Force Majeure means those events that cannot be reasonably controlled, forecasted or even if they were forecasted but cannot be avoided, and these events preclude, affect or delay any party’s fulfillment of all or part of obligations hereunder. These events include but not limited to earthquake, typhoon, flood, fire or other natural disasters, war, riots, strike or other similar events.

8.2	In the event of any force majeure, the affected Party shall notify the other Party of such event promptly and provide evidencing documents to explain the details of this event and reasons why the obligations cannot be fulfilled in part or in full or delays to fulfill this Agreement within five Business Days, and then both Parties shall negotiate whether to postpone the implementation of this Agreement or terminate it.

9.	Governing Law

9.1	The conclusion, effectiveness and interpretation of this Agreement and the settlement of disputes are governed by the PRC law.

10.	Settlement of Disputes

10.1	Consultations

If there are disputes arising from the interpretation or implementation of this Agreement, both Parties shall, after one Party notifies the other Party of the disputing event, settle them by consultations at first on the basis of that keeping them confidential and not damaging both Parties’ original rights and obligations. If the dispute cannot be solved within thirty days upon notification or a longer period agreed by both Parties in writing, it shall be settled according to Article 10.2 and Article 10.3 hereof.

10.2	Arbitration Rules

Any dispute arising hereof or related hereto, including the existence, effectiveness or termination hereof shall be submitted to arbitration in Beijing. The dispute shall be arbitrated before China International Economic and Trade Arbitration Committee (hereinafter referred to as “CIETAC”) in accordance with its arbitration rules then effective, and the arbitration award is final and exclusive.

10.3	Procedures

In addition to CIETAC arbitration rules, the arbitration shall be proceeded as follows:

(1)	The arbitral tribunal shall have three (3) arbitrators. Each Party appoints one arbitrator, and the third arbitrator shall be appointed jointly by both Parties. If both Parties cannot reach a consensus on the appointment of the third arbitrator, it shall be appointed by CIETAC and act as the presiding arbitrator of the arbitral tribunal.

(2)	The arbitration award is final and binding upon both Parties.

(3)	Unless otherwise stated in the arbitration award, the arbitration fees shall be borne by the losing party in accordance with CIETAC arbitration rules then effective.

(4)	In the course of arbitration, both Parties shall continue to perform their respective obligations hereunder (except for those obligations subject to arbitration).

11.	Miscellaneous

11.1	This Agreement shall enter into force upon legal and official execution by both Parties.

11.2	Any amendments hereto shall be in writing and executed by both Parties. Any amendment or supplement hereto shall be an integral part hereof.

11.3	Any Party shall not transfer or purport to transfer all or part of its rights or obligations hereunder, without the other Party’s written consent.

11.4	If any provision hereof is deemed to be invalid by a court or arbitration tribunal, the effectiveness of the remaining provisions shall not be affected.

11.5

Any notices under this Agreement shall be made in writing and be delivered by registered mail, by courier, DHL or similar express delivery companies, fax, telegraph, e-mail or other electronic communications. A notice shall be deemed to be delivered when arriving at recipients’ registered addresses. If delivered by registered mail, the receipt date on the mailing return is the date of arrival; if delivered by DHL or similar express companies, the date confirmed formally is the date of arrival; if delivered by fax, when the confirmation information is received from the fax machine, the delivery is deemed to be done; and if delivered by telegraph or e-mail, the next Business Day following delivery is the date of arrival.

11.6	This Agreement has two original copies with equal legal effects, and each Party holds one. All the annexes hereto are integral parts of this Agreement with equal legal effects.

In witness whereof, the Parties hereto have their authorized representatives execute this Agreement on date and place indicated at the beginning hereof.

Party A: Novel-Tongfang Information Engineering Co., Ltd.

Legal/Authorized Representative:	/s/ Wangzhi Chen

(Signature and Seal)

Party B: Beijing Novel-Tongfang Digital TV Technology Co., Ltd.

Legal/Authorized Representative:	/s/ Dong Li

(Signature and Seal)

Annex 1: Business Contract (Omitted)

Annex 2: Balance Sheet as of July 31, 2006 of Party A’s Terminal-end Product Division (Omitted)

Annex 3: Intangible Balance Sheet as of July 31, 2006 of Party A’s Terminal-end Product Division (Omitted)

Annex 4: Name List of Relevant Employees as of July 31, 2006 (Omitted)

Supplemental Agreement

Party A:     Novel-Tongfang Information Engineering Co., Ltd.

Legal Representative:     Wangzhi Chen

Registered Address:	Shishan Software Science & Technology Venture Center Tower A, 1/F, Nanhai District, Foshan, Guangdong

Party B:     Beijing Novel-Tongfang Digital TV Technology Co., Ltd.

Legal Representative:     Jianhua Zhu

Registered Address:	Jingmeng Hi-Tech Building B, Room 402, No.5, Shangdi East Road, Haidian District, Beijing

Whereas:

1.	Party A and Party B entered into an Asset Transfer Agreement (the “Original Asset Transfer Agreement”) on August 5, 2006, which is legally concluded and continuously existing effective.

2.	Both Parties agree to re-determine the Transfer Price set forth in the Original Asset Transfer Agreement.

NOW THEREFORE, through friendly consultations between both Parties, a supplemental agreement is hereby entered into as follows:

1.	New Determination on the Transfer Price and the Relevant Annex:

Both Parties acknowledge that the Transfer Price under the Asset Transfer Agreement (the “Original Transfer Price”) is RMB 29,440,000. Should such price exceed ten times the total payment received by the Terminal-end Product Division during the period from August 1st, 2006 to December 31st, 2006 (including any loan repayments received by Party A for Party B and then transferred to Party B, hereinafter referred to as “Loans after the 2006 Transfer”), the acquisition price shall be adjusted to be ten times the Loans after the 2006 Transfer (the “2006 Adjusted Transfer Price”); Party A shall return in cash to Party B any exceeding part in the Original Transfer Price compared to the 2006 Adjusted Transfer Price, within thirty days after this Supplemental Agreement is executed. In the event that the Original Transfer Price is six times more than the net profit of the Terminal-end Product Division, from January 1st, 2007 to December 31st, 2007, audited and confirmed by any of the “Big Four” accounting firms (the “2007 Net Profit”), the acquisition price shall be adjusted to be six times the 2007 Net Profit (the “2007 Adjusted Transfer Price”), and Party A shall return to Party B, in cash, before August 31st, 2007 the exceeding part in the Original Transfer Price compared to the 2007 Adjusted Transfer Price.

The following changes on Contract STB-S-2006-51 are made to Annex 1 (“Business Contracts”) to the Original Asset Transfer Agreement:

No.	Execution Time	Customer Name	Contract No.	Total Price	Payments Received	Receivables	Settled Amount	Outstanding Balance
1	April 13, 2006	Zibo Zhanxin	STB-S-2006-51	6,588,000.00	1,647,000.00	4,941,000.00	823,500.00	5,761,500.00

The “Period beginning/end balance” on Line 71 (“Prepayments”) of Annex 2 to the Original Asset Transfer Agreement (“The Balance Sheet as of July 31st , 2006 of Party A’s Terminal-end Product Division) shall be changed to zero.

2.	This Supplemental Agreement is an integral part of the Original Asset Transfer Agreement and has the equal legal force.

3.	Any uncovered issues herein shall be governed by the Original Asset Transfer Agreement.

4.	This Agreement is made in two original copies with equal legal force. Each Party keeps one copy.

Party A : Novel-Tongfang Information Engineering Co., Ltd.

Legal Representative:	/s/ Wangzhi Chen

Date: April 6, 2007

(Seal)

Party B : Beijing Novel-Tongfang Digital TV Technology Co., Ltd.

Legal Representative:	/s/ Jianhua Zhu

Date: April 6, 2007

(Seal)